Exhibit 99.1

ARRIS Announces Completion of Holding Company Formation

Suwannee, GA — (April 16, 2013). ARRIS Group, Inc. today announced that effective April 16, 2013, it has reorganized its business by creating a new holding company structure. The primary purpose of the reorganization was to facilitate ARRIS’ proposed acquisition of the Motorola Home business from a subsidiary of Google, which ARRIS expects to close Wednesday, April 17, 2013. The business operations of the company and its subsidiaries will not change as a result of the reorganization.

The new holding company will retain the name “ARRIS Group, Inc.” Outstanding shares of the capital stock of the former ARRIS Group, Inc. were automatically converted, on a share for share basis, into identical shares of common stock of the new holding company. As a result, stockholders will not need to exchange their old stock certificates. The common stock of the new holding company will continue to be listed on the NASDAQ Global Market System under the symbol “ARRS.” The certificate of incorporation, bylaws, executive officers and board of directors of the new holding company are the same as those of the former ARRIS Group, Inc. in effect immediately prior to the reorganization. In addition, the rights, privileges and interests of the company’s stockholders will remain the same with respect to the new holding company.

Additional information can be found in the Form 8-K which will be filed today with the Securities Exchange Commission.

About ARRIS

ARRIS is a global communications technology company specializing in the design, engineering and supply of communications and IP technologies that support broadband services for residential and business customers around the world. The company supplies broadband operators with the tools and platforms they need to deliver and monitor advanced video, data and voice subscriber services, including whole home video across multiple screens, ultra high-speed data, personalized advertising and carrier-grade telephony. Headquartered near Atlanta, in Suwanee, Georgia, USA, ARRIS has R&D, sales, and support centers throughout the world. Information about ARRIS products and services can be found at www.arrisi.com.

Forward-Looking Statements

This press release and related public disclosures contain forward looking statements. These statements include, among others, statements concerning the closing of the acquisition of the Motorola Home business. Statements regarding future events are based on the parties’ current expectations. Actual results may differ materially from those suggested by any forward-looking statement. Forward-looking statements are necessarily subject to associated risks related to, among other things, satisfaction of all remaining closing conditions and the conditions for funding under ARRIS’ credit facility. Other factors that could cause results to differ from current expectations include: the uncertain current economic climate and financial markets, and their impact on our customers’ plans and access to capital: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions; rights to intellectual property and the current trend toward increasing patent litigation, market trends and the adoption of industry standards; possible acquisitions and dispositions; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in ARRIS’ reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2012. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.